AMENDMENT TO MANAGEMENT AGREEMENT

This Amendment (“Amendment”) is made as of May 13, 2022 by and between Unified Series Trust (the “Trust”) and AlphaTrAI Funds, Inc. (the “Adviser”), and amends the Management Agreement between the Trust and the Adviser (the “Agreement”) made as of February 23, 2022, pursuant to which the Adviser agreed to act as the sole investment adviser of the NightShares Russell 2000 ETF (the “Fund”).

WHEREAS, the Adviser has determined to modify the Fund’s strategy to permit substantial investment in treasuries; and

WHEREAS, the Adviser has determined that it needs to change the name of the Fund in order to avoid a violation of Rule 35d-1;

WHEREAS, the Board and the Adviser deem it advisable to amend the Agreement to reflect the Fund name change; and

WHEREAS, the Trust and the Adviser wish that all other terms of the Agreement remain unchanged;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

Effective May 13, 2022 the Agreement is amended to reflect that the name of the Fund is:

NightShares 2000 ETF

IN WITNESS WHEREOF, the parties have executed this Amendment by a duly authorized representative of the parties hereto.

Unified Series Trust	AlphaTrAI Funds, Inc.
By: _/s/ Martin R. Dean______________ Martin R. Dean, President	By: _/s/ Bruce Lavine____________ Bruce Lavine, CEO